                                                                EXHIBIT 10(e)(3)

                                 LOAN AGREEMENT

                                       FOR

                      A $7,500,000 REVOLVING LINE OF CREDIT

                                       AND

                             A $9,000,000 TERM LOAN

                               MADE BY AND BETWEEN

                         CORE MOLDING TECHNOLOGIES, INC.

                                       AND

                          KEYBANK NATIONAL ASSOCIATION,
                         A NATIONAL BANKING ASSOCIATION,
                         88 EAST BROAD STREET, 2ND FLOOR
                              COLUMBUS, OHIO 43215

                          DATED AS OF DECEMBER 30, 2003

                               TABLE OF CONTENTS

SECTION 1.           DEFINITIONS.................................................       1
   1.1      Certain Definitions..................................................       1
   1.2      Accounting Terms.....................................................       1
   1.3      Rules of Interpretation..............................................       1
SECTION 2.           TERMINATION OF EXISTING REVOLVING CREDIT LOAN...............       2
SECTION 3.           LOANS.......................................................       2
   3.1      Revolving Credit Loan................................................       2
   3.2      Term Loan............................................................       3
   3.3      Rates of Interest; Terms of Payment; and Late Charges................       3
   3.4      Prepayments..........................................................       3
   3.5      Maturity of the Revolving Credit Loan and the $9,000,000 Term Loan...       3
   3.6      Interest Rate Agreements.............................................       3
SECTION 4.           FEES; PAYMENTS; EXPENSES....................................       3
   4.1      Revolving Credit Loan Fee............................................       3
   4.2      $9,000,000 Term Loan Fee.............................................       3
   4.3      Unused Line of Credit Fee............................................       3
   4.4      Revolving Credit Loan Renewal Fee....................................       4
   4.5      Costs and Expenses...................................................       4
SECTION 5.           SECURITY....................................................       4
   5.1      Security Agreement...................................................       4
   5.2      Mortgage on Columbus, Ohio Property..................................       4
   5.3      Mortgage on Gaffney, South Carolina Property.........................       4
SECTION 6.           CONDITIONS TO CLOSING AND ALL LOAN ADVANCES.................       4
   6.1      Conditions to Closing and all Loan Advances..........................       4
SECTION 7.           REPRESENTATIONS AND WARRANTIES..............................       6
   7.1      Organization and Standing............................................       7
   7.2      No Violation.........................................................       7
   7.3      Power and Authority..................................................       7
   7.4      Enforceability.......................................................       7
   7.5      Consents or Approvals................................................       7
   7.6      Litigation...........................................................       7
   7.7      Compliance with Other Instruments; Compliance with Law...............       7
   7.8      Subsidiaries.........................................................       8
   7.9      Title to Property....................................................       8
   7.10     ERISA................................................................       8
   7.11     Taxes................................................................       8
   7.12     Environmental Matters................................................       8
   7.13     Disclosure...........................................................       9
SECTION 8.           AFFIRMATIVE COVENANTS.......................................       9
   8.1      Use of Proceeds......................................................       9
   8.2      Conduct of Business; Maintenance of Existence........................       9
   8.3      Compliance with Laws.................................................       9
   8.4      Insurance............................................................       9
   8.5      Financial Statements, Etc............................................      10
   8.6      Notice of Default....................................................      10
   8.7      Environmental Matters................................................      10
   8.8      Taxes and Other Liens................................................      10
   8.9      Inspection...........................................................      11

   8.10     Depository Requirements..............................................      11
   8.11     Further Assurances...................................................      11
SECTION 9.           NEGATIVE COVENANTS..........................................      11
   9.1      Consolidation, Merger or Acquisition.................................      11
   9.2      Disposition of Assets................................................      11
   9.3      Indebtedness.........................................................      11
   9.4      Liens................................................................      12
   9.5      Guaranties...........................................................      12
   9.6      Loans and Investments................................................      12
   9.7      Lines of Business....................................................      12
   9.8      Subsidiaries.........................................................      12
SECTION 10.          FINANCIAL COVENANTS.........................................      12
   10.1     Total Funded Obligations to EBITDAL Ratio............................      13
   10.2     Minimum Fixed Charge Coverage Ratio..................................      13
   10.3     Definition of Certain Terms..........................................      13
SECTION 11.          EVENTS OF DEFAULT...........................................      14
   11.1     Events of Default....................................................      14
   11.2     Remedies Upon an Event of Default....................................      15
SECTION 12.          GENERAL.....................................................      15
   12.1     Amendments, etc......................................................      15
   12.2     Notices, etc.........................................................      15
   12.3     No Waiver; Remedies..................................................      16
   12.4     Right of Set-off.....................................................      16
   12.5     Indemnification......................................................      16
   12.6     Successors and Assigns...............................................      17
   12.7     Severability.........................................................      17
   12.8     Governing Law........................................................      17
   12.9     Reproduction of Documents............................................      17
   12.10    Survival.............................................................      17
   12.11    Counterparts.........................................................      17
   12.12    Time is of the Essence...............................................      17
   12.13    Captions.............................................................      18
   12.14    No Third Party Benefit...............................................      18
   12.15    Complete Agreement...................................................      18
   12.16    Consent to Jurisdiction and Waiver of Objection to Venue.............      18
   12.17    WAIVER OF JURY TRIAL.................................................      18

APPENDIX A -- DEFINITIONS

EXHIBIT A -- $7,500,000 REVOLVING CREDIT NOTE
EXHIBIT B -- $9,000,000 TERM NOTE
EXHIBIT C -- FORM OF SECURITY AGREEMENT
EXHIBIT D -- FORM OF OHIO MORTGAGE
EXHIBIT E -- FORM OF SOUTH CAROLINA MORTGAGE
EXHIBIT F -- FORM OF COVENANT COMPLIANCE CERTIFICATE
EXHIBIT G -- FORM OF BORROWER'S COUNSEL LEGAL OPINION
EXHIBIT H -- FORM OF GUARANTY

                                 LOAN AGREEMENT

         This Loan Agreement (the "AGREEMENT") is made and entered into in Columbus, Ohio, effective as of December 29, 2003, by and between KeyBank National Association, a national banking association (the "BANK"), and Core Molding Technologies, Inc., a Delaware corporation (the "BORROWER" and sometimes referred to hereinafter as "CORE MOLDING"), as follows:

         WHEREAS, the Borrower has previously entered into various financing arrangements with the Bank in the form of: (i) a $12,000,000 sale / leaseback equipment financing facility and a $5,000,000 equipment lease facility, as evidenced by that certain Master Equipment Lease Agreement dated December 2, 1997, as thereby amended, between the Borrower and an affiliate of the Bank;
(ii) a standby letter of credit (the "LETTER OF CREDIT") in the approximate amount of $7,500,000, issued by the Bank on behalf of the Borrower to support the issuance of Industrial Revenue Bonds by the Borrower, with the Borrower's obligations relating to the issuance of the Letter of Credit by the Bank evidenced by that certain Reimbursement Agreement dated March 29, 2001, as thereby amended; and (iii) a $7,500,000 revolving loan evidenced by that certain Loan Agreement dated December 3, 1997, as thereby amended (the "EXISTING REVOLVING LOAN AGREEMENT"), between the Borrower and the Bank and secured by a first priority security interest in all business assets of the Borrower (the "EXISTING REVOLVING CREDIT LOAN");

         WHEREAS, the Borrower and the Bank are entering into this Agreement to set forth the terms and conditions pursuant to which the Bank will (i) replace the Existing Revolving Credit Loan in its entirety with a new revolving line of credit not to exceed the aggregate principal amount of $7, 500,000 (the "REVOLVING CREDIT LOAN"), and (ii) provide a term loan to the Borrower in the principal amount of $9,000,000 (the "$9,000,000 TERM LOAN," together with the Revolving Credit Loan, collectively referred to herein as the "LOANS") in order to pay off the International Secured Note; and

         WHEREAS, the Borrower and the Bank desire to establish the security for and the conditions under which each of the above-described $9,000,000 Term Loan and Revolving Credit Loan will be established, with all existing first priority security interests of the Bank remaining in effect and evidenced by the Security Documents.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Borrower and the Bank hereto agree as follows:

SECTION 1. DEFINITIONS.

         1.1 Certain Definitions. Certain terms used in this Agreement shall have the meanings set forth in Appendix A and Section 10.3.

         1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

         1.3      Rules of Interpretation.

                  (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

                  (b) The singular includes the plural and the plural includes the singular.

                  (c) A reference to any Person includes its permitted successors and permitted assigns.

                  (d) The words "include," "includes" and "including" are not limiting.

                  (e) The words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

SECTION 2. TERMINATION OF EXISTING REVOLVING CREDIT LOAN.

         In connection with the Revolving Credit Loan being made pursuant to this Agreement, the Existing Revolving Credit Loan shall be terminated effective as of the date first set forth above. This Agreement shall be deemed an amendment to and replacement of the Existing Revolving Loan Agreement in its entirety, which shall have no further force and effect. Notwithstanding the termination of the Existing Revolving Credit Loan, the Bank's first priority security interest in all of the Borrower's business assets shall remain perfected and in full force and effect and the Security Agreement shall be deemed an amendment to and replacement of any existing security agreement between the Borrower and the Bank. The Borrower and the Bank's existing mortgages on the Borrower's real property located in Columbus, Ohio and Gaffney, South Carolina, shall also remain in full force and effect. The Bank shall have no further obligation to make any advances or other payments to the Borrower or any other Person pursuant to the Existing Revolving Credit Loan and all future advances in accordance with the Revolving Credit Loan shall be made pursuant to this Agreement.

SECTION 3. LOANS.

         3.1      Revolving Credit Loan.

                  (a) General. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower contained herein, the Bank agrees to provide to the Borrower a revolving line of credit not to exceed the aggregate principal amount of $7,500,000.00 (the "REVOLVING CREDIT LOAN"). The Revolving Credit Loan shall be evidenced by a promissory note, in the form of the attached Exhibit A, executed by the Borrower (the "REVOLVING CREDIT NOTE"). Within the foregoing limits and subject to the terms and conditions of this Agreement and the Revolving Credit Note, the Borrower may borrow, repay and reborrow under the Revolving Credit Loan at any time and from time to time.

                  (b) Procedure for Borrowing under the Revolving Credit Loan. The Borrower may borrow under the Revolving Credit Loan on any Banking Day provided that Borrower gives the Bank either an oral or written notice specifying (i) the requested date of borrowing and (ii) the aggregate amount of the requested borrowing (the "BORROWING NOTICE"), which Borrowing Notice must be received by the Bank no later than 3:00 p.m. Columbus, Ohio time on the requested date of borrowing. Upon receipt of each Borrowing Notice from Borrower, the Bank shall, upon satisfaction of the conditions set forth in
Section 6 and, provided that the sum of the requested Advance pursuant to a Borrowing Notice and the outstanding principal balance under the Revolving Credit Note at that time does not exceed $7,500,000, Advance an amount equal to the requested borrowing under the Revolving Credit Note and deposit such amount into the Borrower's account maintained at the Bank. The Bank may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to the Bank are to be directed to the Bank's office identified in Section 12.2. Any Responsible Officer is authorized to request Advances and authorize payments until the Bank receives from the Borrower written notice of revocation of his or her authority. The Borrower agrees to be liable for all sums either: (i) Advanced in accordance with the instructions of any Responsible Officer or (ii) credited to any of the Borrower's accounts with the Bank.

         3.2 Term Loan. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower contained herein, the Bank agrees to provide to the Borrower a term loan in the principal amount of $9,000,000 (the "$9,000,000 TERM LOAN"). The $9,000,000 Term Loan shall be evidenced by a promissory note, in the form of the attached Exhibit B, executed by the Borrower (the "$9,000,000 TERM NOTE").

         3.3 Rates of Interest; Terms of Payment; and Late Charges. The rates of interest, terms of payment, and late charges for the Revolving Credit Loan and the $9,000,000 Term Loan shall be as set forth respectively in the Revolving Credit Note and the $9,000,000 Term Note.

         3.4 Prepayments. Borrower shall have the right to prepay the Loans in whole or in part without premium or penalty at any time and from time to time; provided that if Borrower shall repay any LIBOR Advance (defined in the Notes) or LIBOR Loan (defined in the Notes) made under either of the Notes, then Borrower shall reimburse the Bank for any resulting loss or expense incurred by the Bank as a result of such prepayment. The amount of such loss or expense shall be determined in the manner set forth in the respective Notes. All partial prepayments shall be applied in the manner provided in the Notes.

         3.5 Maturity of the Revolving Credit Loan and the $9,000,000 Term Loan. The Revolving Credit Loan and the $9,000,000 Term Loan will mature and the total unpaid principal and interest amounts thereunder shall be due and payable on the Maturity Dates of each respective Loan as set forth in the respective Notes.

         3.6 Interest Rate Agreements. If Borrower purchases an interest rate protection product from the Bank, Borrower shall enter into the Bank's customary form of agreement ("INTEREST RATE AGREEMENT") relating to such interest rate protection product. Any Indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and the Bank shall constitute an Obligation evidenced by the Notes and secured by the Security Agreement, the Mortgages, and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such Obligations, together with the disbursements made by the Bank of the proceeds of the Loans, shall exceed the face amount of the Notes. Borrower hereby collaterally assigns to the Bank any and all interest rate protection products purchased or to be purchased by Borrower in connection with the Loans, as additional security for the Loans, and agrees to provide the Bank with any additional documentation requested by the Bank in order to confirm or perfect such security interest during the term of the Loans.

SECTION 4. FEES; PAYMENTS; EXPENSES.

         4.1 Revolving Credit Loan Fee. At closing, the Borrower shall pay to the Bank a fee of $1,000 in consideration for the Bank making the Revolving Credit Loan to the Borrower.

         4.2 $9,000,000 Term Loan Fee. At closing, the Borrower shall pay to the Bank a fee of $5,000 in consideration for the Bank making the $9,000,000 Term Loan to the Borrower.

         4.3 Unused Line of Credit Fee. The Borrower shall pay to the Bank an unused line of credit fee equal to one eighth of one percent (.125%) per annum on the amount of the Revolving Credit Loan not used for cash borrowings. Such fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter during the term of this Agreement. Such fee shall be calculated based on the average cash borrowings of Borrower under the Revolving Credit Loan for each calendar quarter.

         4.4 Revolving Credit Loan Renewal Fee. In the event that the Bank agrees to extend the Maturity Date of the Revolving Credit Loan, the Borrower agrees to pay the Bank an annual renewal fee of $1,000 for each year that such Maturity Date is extended. Any extension of such Maturity Date shall be subject to the Bank's review and approval of any such extension. The Bank shall have no obligation to extend the Maturity Date and any extension shall be considered by the Bank in its sole discretion on a case-by-case basis.

         4.5 Costs and Expenses. The Borrower shall pay or reimburse the Bank, as applicable, for all reasonable costs and expenses relating to or incidental with, the making of the Loans. Such costs and expenses shall include, but not be limited to, reasonable fees and expenses of the Bank's counsel, recording and filing fees, UCC search fees, title insurance premiums and related costs and expenses, appraiser's fees, inspection fees, all costs and expenses of the Bank relating to the administration of the Loans.

SECTION 5. SECURITY.

         5.1 Security Agreement. In order to secure payment and performance of the Borrower's Obligations to the Bank, the Borrower hereby acknowledges that the Bank shall continue to maintain a first priority security interest in, and a lien on, all right, title and interest of the Borrower in and to substantially all of the business assets of the Borrower, including, but not limited to, inventory, chattel paper, accounts, deposit accounts, investment property, equipment and general intangibles and that on the Closing Date the Borrower and Core Composites shall enter into a security agreement in favor of the Bank substantially in the form of Exhibit C attached hereto (the "SECURITY AGREEMENT") and any UCC-1 financing statements necessary to further evidence the Bank's existing security interest in the items described in the Security Agreement.

         5.2 Mortgage on Columbus, Ohio Property. In order to secure payment and performance of the Borrower's Obligations to the Bank, the Borrower hereby acknowledges that the Bank shall continue to maintain a first priority lien and mortgage on the Borrower's fee interest in the real property located at 800 Manor Park Drive, Columbus, Ohio 43228 and that on the Closing Date the Borrower shall enter into a Mortgage, Assignment of Leases and Rents, and Fixture Filing in favor of the Bank substantially in the form of Exhibit D attached hereto (the "OHIO MORTGAGE") to further evidence the Bank's existing lien and mortgage in such real property.

         5.3 Mortgage on Gaffney, South Carolina Property. In order to secure payment and performance of the Borrower's Obligations to the Bank, the Borrower hereby acknowledges that the Bank shall continue to maintain a second priority lien and mortgage on the Borrower's fee interest in the real property located at 24 Commerce Drive, Gaffney, South Carolina 29340 and that on the Closing Date the Borrower shall enter into a Mortgage, Assignment of Leases and Rents, and Fixture Filing in favor of the Bank substantially in the form of Exhibit E attached hereto (the "SOUTH CAROLINA MORTGAGE") to further evidence the Bank's existing lien and mortgage in such real property.

SECTION 6. CONDITIONS TO CLOSING AND ALL LOAN ADVANCES.

         6.1 Conditions to Closing and all Loan Advances. The Bank shall not be obligated to make any of the Loans (or any Advances thereunder) to the Borrower until the following conditions have been and continue to be satisfied to the satisfaction of the Bank in its sole discretion:

                  (a) Loan Documents. This Agreement, the borrowings hereunder, the Notes, the Security Agreement, the Mortgages, the Guaranty and all transactions contemplated by this Agreement shall have been duly authorized by the Borrower. The Borrower shall have duly executed and delivered to the Bank this Agreement, the Notes and the Security Agreement, and the Mortgages. Core Composites shall have duly executed and delivered to the Bank the Security Agreement and the Guaranty.

                  (b) No Default or Event of Default. On the Closing Date and on the date of the making of each Advance under the Revolving Credit Note, no Default or Event of Default shall have occurred and be continuing.

                  (c) Correctness of Representations. On the Closing Date and on the date of each Advance under the Revolving Credit Note, all representations and warranties made by the Borrower and Core Composites in
Section 7 below or otherwise set forth in writing in connection herewith shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Advance, except that representations and warranties expressly limited to a certain date shall be true and correct in all material respects as of that date.

                  (d) Approvals. On the Closing Date and on the date of each Advance under the Revolving Credit Note, all necessary consents, approvals, licenses, permissions, registrations or validations of any Governmental Authority or any other Person required for the execution, delivery, performance or carrying out of the provisions of this Agreement or any of the other Loan Documents shall have been obtained and shall be in full force and effect and copies thereof certified by a duly authorized officer of the Borrower to such effect shall have been delivered to the Bank.

                  (e) Filing of Financing Statements, etc. On or before the Closing Date, UCC-1 Financing Statements or other appropriate documentation relating to the security interests and rights granted pursuant to the Security Agreement shall have been duly recorded or filed in such manner and in such places as is required by law to establish, preserve, protect, and perfect such security interests and rights; and all taxes, fees and other charges in connection with the execution, delivery and filing of this Agreement and such financing statements and other appropriate documentation shall have been duly paid.

                  (f) Recording of Mortgages. On or before the Closing Date, the Mortgages shall have been duly recorded in such manner and in such places as required by law to further evidence and establish the Bank's lien and mortgage on both the Columbus, Ohio real property and the Gaffney, South Carolina real property as described in Sections 5.2 and 5.3 above.

                  (g) Opinion of Counsel for Borrower. The Bank shall have received an opinion of counsel for the Borrower addressed to the Bank in form and substance reasonably satisfactory to the Bank and its counsel as set forth on Exhibit G attached hereto.

                  (h) Certificates of Insurance. On or before the Closing Date, the Borrower shall have delivered to the Bank evidence that the Borrower has in effect insurance of the character and amount described in Section 8.4 below.

                  (i) Supporting Documents. On or before the Closing Date, the Borrower shall have delivered to the Bank the following supporting documents:

                           (i) A good standing certificate for the Borrower dated as of a recent date issued by the Delaware Secretary of State.

                           (ii) certificates dated as of a recent date with respect to the due qualification of the Borrower to do business in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, issued by the Secretary of State of each such jurisdiction;

                           (iii) copy of the certificate of incorporation of the Borrower, and all amendments thereto, certified by the Delaware Secretary of State, as in effect on the date hereof;

                           (iv) a certificate of the Secretary or Assistant Secretary of the Borrower certifying as to (a) the certificate of incorporation of Borrower, as in effect on the date thereof, (b) the by-laws of Borrower, as in effect on the date thereof; (c) the incumbency and signatures of the officers of the Borrower who have executed any documents in connection with the transactions contemplated by this Agreement; and (d) the resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the making of the Loans hereunder, and the execution and delivery of the Loan Documents to be executed and delivered by the Borrower; and

                  (j) all other information and documents which the Bank or its counsel may reasonably request in connection with the transactions contemplated by this Agreement.

                  (k) Payoff Letter for International Indebtedness. On or prior to the Closing Date, the Borrower shall have delivered to the Bank and the Bank shall have reviewed and approved to its reasonable satisfaction a payoff letter from International Truck & Engine Corporation ("INTERNATIONAL") setting forth, among other things, (i) the payoff amount for the International Secured Note, (ii) the release and termination of any and all security interests, liens, and other encumbrances of International in and to the Collateral or any other property or assets or the Borrower, and (iii) and the release and satisfaction in full of the Indebtedness evidenced by the International Secured Note and all other indebtedness, liabilities, and other obligations owing by the Borrower to International (the "INTERNATIONAL PAYOFF LETTER") ; provided, however, that the Borrower may maintain approximately $200,000 in outstanding indebtedness to International after the payment of the proceeds from the $9,000,000 Term Loan to International, with such remaining indebtedness reflected by an unsecured promissory note delivered to International by the Borrower (the "UNSECURED INTERNATIONAL NOTE") as of the Closing Date.

                  (l) Litigation. On the Closing Date and on the date of making each Advance under the Revolving Credit Note, no litigation, arbitration, proceeding or investigation shall be pending or, to the knowledge of the Borrower, threatened against the Borrower which, in the reasonable judgment of the Bank, might have a Material Adverse Effect.

                  (m) Adverse Change. There shall have been no adverse change in the financial condition or business of the Borrower between the date of the then most recent financial statements furnished to the Bank and the date of each Advance under the Revolving Credit Note which, in the reasonable judgment of the Bank, might have a Material Adverse Effect.

                  (n) Fees and Expenses. On or before the Closing Date, the Borrower shall have paid to the Bank all amounts payable under Section 4 identified by the Bank on or before the Closing Date.

                  (o) Legal Matters. All documents and legal matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to Thompson Hine LLP, legal counsel for the Bank.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Bank to enter into this Agreement and to make the contemplated Loans, the Borrower represents and warrants as follows (with respect to itself and Core Composites) and the following representations and warranties shall survive the execution and delivery of this Agreement. For purposes of this Section, each reference to "Borrower" shall also include and be deemed to be a reference to Core Composites.

         7.1 Organization and Standing. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.

         7.2 No Violation. Neither the execution, delivery or performance of this Agreement or any other Loan Document to which the Borrower is a party, nor consummation of the transactions contemplated herein or thereby will (a) contravene any law, statute, rule or regulation to which Borrower is subject or any judgment, decree, franchise, order or permit applicable to Borrower where such contravention has or could reasonably be anticipated to have a Material Adverse Effect, or (b) conflict or be inconsistent with or will result in any breach of, or constitute a default under, any Contractual Obligation of Borrower, or (c) violate any provision of the certificate of incorporation or by-laws or other organizational documents of Borrower.

         7.3 Power and Authority. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate action.

         7.4 Enforceability. This Agreement and each other Loan Document to which the Borrower is a party constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and subject to general principles of equity, whether applied in a court of equity or at law.

         7.5 Consents or Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution, delivery, or performance of this Agreement or any other Loan Document by the Borrower, or the taking of any action contemplated hereby or thereby, which would otherwise result in a Material Adverse Effect, except for the (a) filing of UCC-1 financing statements in the appropriate filing offices as provided in Section 6.1(e) herein, (b) recording of the Mortgages in the appropriate recording offices as provided in Section 6(f), and (c) delivery of the International Payoff Letter to the Borrower and such additional documents and instruments related thereto.

         7.6 Litigation. There are no actions, suits or proceedings pending or threatened against or affecting the Borrower which in any one case or in the aggregate, if determined adversely to the interests of the Borrower, could reasonably be anticipated to have a Material Adverse Effect.

         7.7 Compliance with Other Instruments; Compliance with Law. Borrower is not in default under any Contractual Obligation (including any Contractual Obligation relating to any Indebtedness of Borrower), where such default has or could reasonably be anticipated to have a Material Adverse Effect. Borrower is not in default or in violation of any applicable statute, rule, writ, injunction, decree, order or regulation of any Governmental Authority having jurisdiction over the Borrower, where such default or violation has or could reasonably be anticipated to have a Material Adverse Effect.

         7.8 Subsidiaries. As of the Closing Date, Borrower's Subsidiaries include Core Composites, and Composites Services de Mexico, S. de R.L. de C.V. and Corecomposites de Mexico, S. de R.L. de C.V. (collectively, the "MEXICAN SUBSIDIARIES"). The fair value of any assets currently owned by the Mexican Subsidiaries less their liabilities is less than $100,000.

         7.9 Title to Property. Borrower has good and marketable title to all of its properties and assets, except such as have been disposed of in the ordinary course of business, and none of such properties or assets is subject to any Lien, except for any Permitted Liens. Borrower enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets and no material default exists under such leases (after taking into account applicable cure periods under said leases). All such leases are valid and subsisting and are in full force and effect.

         7.10 ERISA. The Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to pension plans maintained by The Borrower or any member of any Funding Standard Controlled Group or to which the Borrower or any member of any Funding Standard Controlled Group is obligated to contribute. The Borrower is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV or ERISA (other than to make contributions or premium payments in the ordinary course).

         7.11 Taxes. All tax returns of the Borrower required to be filed have been timely filed (after giving effect to any permitted extensions), and all material taxes, fees and other governmental charges (other than those being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate accruals have been established and, in the case of ad valorem taxes or betterment assessments, no proceedings to foreclose any lien with respect thereto have been commenced and, in all other cases, no notice of lien has been filed or other action taken to perfect or enforce such lien) shown thereon which are payable have been paid. The charges and reserves on the books of the Borrower for all income and other taxes are adequate, and the Borrower knows of no additional assessment or any basis therefor. The Federal income tax returns of the Borrower have not been audited within the last five years, all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits.

         7.12     Environmental Matters.

                  (a) Borrower has obtained all Governmental Approvals that are required for the operation of its business under any Environmental Law, except where the failure to so obtain a Governmental Approval would not have a Material Adverse Effect.

                  (b) Borrower is in compliance with all terms and conditions of all required Governmental Approvals and is also in compliance with all terms and conditions of all applicable Environmental Laws, except where the failure to do so would not have a Material Adverse Effect.

                  (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the best knowledge of Borrower threatened against Borrower relating in any way to the Environmental Laws which could have a Material Adverse Effect, and there is no Lien of any private entity or Governmental Authority against any Property, which Lien could have a Material Adverse Effect, except for Permitted Liens.

                  (d) There has been no claim, complaint, notice, or request for information received by Borrower with respect to any site listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") 42 USC
Section 9601
et seq. or any state list of sites requiring investigation or cleanup with respect to contamination by Hazardous Substances, which claim, complaint, notice or request for information could have a Material Adverse Effect.

                  (e) To the best of the Borrower's knowledge, there has been no release or threat of release of any Hazardous Substance at any real property owned or leased by Borrower which would likely result in liability being imposed upon Borrower which liability would have a Material Adverse Effect.

         7.13 Disclosure. None of the representations or warranties made by Borrower in this Agreement, or in any other document furnished to the Bank by or on behalf of Borrower in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. There is no fact known to Borrower on the date of this Agreement which has any reasonable likelihood of having a Material Adverse Effect which has not been set forth in or referred to in this Agreement.

SECTION 8. AFFIRMATIVE COVENANTS.

         Except as otherwise permitted by the Bank, the Borrower and Core Composites covenant and agree that for so long as this Agreement is in effect and until the Notes, together with all interest thereon, and all other Obligations of Borrower to the Bank, are paid or satisfied in full (for purposes of this Section, each reference to "Borrower" shall also include and be deemed to be a reference to Core Composites, such that all of the covenants set forth in this Section shall be applicable to Borrower and to Core Composites):

         8.1 Use of Proceeds. Core Molding shall use the proceeds of the $9,000,000 Term Loan to repay the International Secured Note as provided in
Section 6(k). Core Molding may use proceeds from the Revolving Credit Loan for general working capital purposes. Without limiting the foregoing, no part of the proceeds from the Loans will be used for the purpose of purchasing or carrying any "margin security" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

         8.2 Conduct of Business; Maintenance of Existence. The Borrower will continue to: (a) engage in the business in which it is currently engaged; and (b) maintain its existence and remain duly qualified as a corporation, licensed and in good standing in each jurisdiction where such qualification or licensing is required by the nature of its business, the character and location of its property, business, or ownership or leasing of its property, except where such noncompliance or failure to so qualify would not have a Material Adverse Effect.

         8.3 Compliance with Laws. The Borrower shall comply in all material respects with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities and will obtain all Governmental Approvals, except where the failure to do so would not have a Material Adverse Effect.

         8.4      Insurance.

                  (a) The Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and with such deductibles and against such risks as is customary and usually carried by owners of similar businesses, properties and assets in the same general areas in which the Borrower operates, provided that in any event the Borrower shall maintain or cause to be maintained (a) insurance against casualty, loss or damage covering all property and improvements of the Borrower in amounts and in respect of perils usually carried by owners of similar businesses and properties in the same general areas in which the Borrower operates; (b) comprehensive general liability insurance against claims for bodily injury, death or property damages; and (c) workers' compensation insurance to the extent required by applicable law. In the case of policies referenced in clauses (a) and (b) above, all such insurance shall (i) name the Borrower and the Bank as loss payees and additional insureds as their interests may appear; (ii) provide that no termination, cancellation or material reduction in the amount of or material modification to the extent of coverage shall be effective until at least 30 days after receipt by the Bank of notice thereof, and (iii) be reasonably satisfactory in all other respects to the Bank.

                  (b) As long as no Default or Event of Default shall have occurred and be continuing, the Bank shall return to the Borrower any insurance proceeds it receives in payment of a claim filed by the Borrower.

         8.5      Financial Statements, Etc. The Borrower will furnish to the
Bank:

                  (a) Within ninety-five (95) days after the last day of each fiscal year, audited financial statements of Borrower, including a balance sheet, statement of income, and statement of cash flows as of and for the year then ended, prepared in accordance with GAAP consistently applied by the Company's independent public accountants, together with copies of any management letters provided by such accountants.

                  (b) Within fifty (50) days after the end of each fiscal quarter and within ninety-five (95) days after the end of each fiscal year, a Covenant Compliance Certificate signed by a Responsible Officer of Borrower.

                  (c) Within fifty (50) days after the end of each calendar month, management prepared financial statements for the Borrower, including balance sheets, statements of income, and statements of cash flow as of and for the period then ended, prepared in accordance with GAAP consistently applied, but with footnotes omitted.

                  (d) Promptly upon becoming aware of any litigation or other proceeding against the Borrower that could reasonably be expected to have a Material Adverse Effect, notice thereof.

                  (e) Promptly following the request of the Bank, such further information concerning the business, affairs and financial condition or operations of the Borrower as the Bank may reasonably request.

         8.6 Notice of Default. As soon as practicable, and in any event, within three (3) Banking Days of becoming aware of the existence of any condition or event which constitutes a Default, the Borrower will provide the Bank with written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

         8.7 Environmental Matters. The Borrower shall comply with all terms and conditions of all applicable Governmental Approvals and all applicable Environmental Laws, except where failure to comply would not have a Material Adverse Effect, and shall promptly notify the Bank of any violations thereof.

         8.8 Taxes and Other Liens. The Borrower will pay when due all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it which, if unpaid, might become a Lien against the Borrower or on any of its property, except liabilities being contested in good faith and by proper proceedings, as to which adequate accruals are maintained on the books of Borrower in accordance with GAAP and except where failure to make such payments when due would not have a Material Adverse Effect.

         8.9 Inspection. The Borrower will permit a representative of the Bank (including any field examiner or auditor retained by the Bank) to inspect and make copies of the Borrower's books and records, and to discuss its affairs, finances and accounts with its officers and accountants, at such reasonable times and places and as often as the Bank may reasonably request.

         8.10 Depository Requirements. The Borrower will open and maintain all of its primary operating accounts, including cash management services, with the Bank in form and substance reasonably acceptable to the Bank.

         8.11 Further Assurances. The Borrower will execute and deliver to the Bank any writings and do all things necessary, effectual or reasonably requested by the Bank to carry into effect the provisions and intent of this Agreement or any other Loan Documents.

SECTION 9. NEGATIVE COVENANTS.

         Except as otherwise permitted by the Bank, the Borrower and Core Composites covenant and agree that for so long as this Agreement is in effect and until the Notes, together with all interest thereon, and all other Obligations of Borrower to the Bank, are paid or satisfied in full (for purposes of this Section, each reference to "Borrower" shall also include and be deemed to be a reference to Core Composites, such that all of the covenants set forth in this Section shall be applicable to Borrower and to Core Composites):

         9.1 Consolidation, Merger or Acquisition. The Borrower shall not merge or consolidate with or into any other Person, or make any acquisition of the business or assets of any other Person, without first obtaining the Bank's consent, which consent shall not be unreasonably withheld.

         9.2 Disposition of Assets. The Borrower shall not convey, sell, lease, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivable and leasehold assets), whether now owned or hereafter acquired, except (a) for equipment or other assets sold, leased, assigned or otherwise disposed of in the ordinary course of business, (b) for the sale of inventory in the ordinary course of business, or
(c) after first obtaining the Bank's consent, which consent shall not be unreasonably withheld. It being understood that such consent shall be necessary prior to the transfer of any Collateral or other assets to either of the Mexican Subsidiaries; provided that periodic transfers of cash to the Mexican Subsidiaries to cover payroll and other costs and expenses, including payroll, shall not require the Bank's consent.

         9.3 Indebtedness. The Borrower shall not create, incur, assume, or suffer to exist after the Closing Date any Indebtedness, except the following:

                  (a)      Indebtedness owed by the Borrower to the Bank;

                  (b) Indebtedness of the Borrower and Core Composites secured by purchase money Liens permitted by Section 9.4(f) or treated as a capitalized lease in accordance with GAAP, in an amount not to exceed $250,000 in any fiscal year;

                  (c) Indebtedness of the Borrower to International, as reflected by the Unsecured International Note; and

                  (d) Indebtedness of Core Composites to Borrower as permitted by Section 9.6(b).

         9.4 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any of its properties or assets, except the following (collectively, "PERMITTED LIENS"):

                  (a) Liens for taxes, fees, assessments and other governmental charges not delinquent or being contested in good faith and by proper proceedings as to which adequate accruals are maintained on the books of Borrower in accordance with GAAP.

                  (b) Carrier's, warehousemen's, mechanics', materialmen's, landlord's or similar liens imposed by law or incurred in the ordinary course of business in respect of obligations not overdue, or being contested in good faith and by proper proceedings and as to which adequate accruals with respect thereto are maintained on the books of Borrower in accordance with GAAP.

                  (c) Pledges or deposits in connection with workers' compensation, unemployment insurance and other types of social security legislation.

                  (d) Security deposits made to secure the performance of leases, licenses and statutory obligations incurred in the ordinary course of business.

                  (e) Liens in favor of the Bank, of any Affiliate of the Bank.

                  (f) Liens securing purchase money debt that does not extend to any other property and is given at the time of acquisition of such property.

         9.5 Guaranties. Except for the Guaranty, the Borrower shall not guarantee or otherwise be or become directly or contingently responsible or otherwise liable for the Indebtedness or other obligations of any other Person.

         9.6 Loans and Investments. The Borrower shall not make any loan or advance to any Person or purchase or otherwise acquire any capital stock or other ownership interest, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except the following:

                  (a) Loans or advances to Borrower's employees in the ordinary course of business; and

                  (b) Additional loans or advances to Core Composites not to exceed an aggregate principal balance outstanding at any point in time of $1,500,000 .

         9.7 Lines of Business. Borrower shall not alter the nature of the Borrower's, and each of its Subsidiaries', business as operated on the date of this Agreement in any material respect.

         9.8 Subsidiaries. Except for Borrower's existing Subsidiaries identified in Section 7.8, Borrower shall not create any Subsidiaries without first obtaining the Bank's consent, which consent shall not be unreasonably withheld.

SECTION 10. FINANCIAL COVENANTS.

         The Borrower and Core Composites covenant and agree that so long as this Agreement is in effect and until the Notes, together with all interest thereon, and all other Obligations of Borrower to the

Bank, are paid or satisfied in full (the financial ratios set forth in this Section shall be determined on a consolidated basis):

         10.1 Total Funded Obligations to EBITDAL Ratio. The Borrower shall maintain a Total Funded Obligations to EBITDAL Ratio equal to or less than the ratios set forth below as of the end of each applicable fiscal quarter set forth below, to be tested on a rolling four quarters basis.

   Ratio                             Fiscal Quarter(s)
   -----                             -----------------
3.50 to 1.00                      12/31/03 through 6/30/04
3.25 to 1.00                      9/30/04
3.00 to 1.00                      12/31/04 through 9/30/05
2.75 to 1.00                      12/31/05 through 9/30/06
2.50 to 1.00                      12/31/06 and thereafter

         10.2 Minimum Fixed Charge Coverage Ratio. The Borrower shall maintain a Minimum Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 as of December 31, 2003, and at the end of each fiscal quarter thereafter, to be tested on a rolling four quarters basis.

         10.3 Definition of Certain Terms. The terms set forth below shall have the corresponding meanings set forth below:

         TOTAL FUNDED OBLIGATIONS TO EBITDAL RATIO IS DEFINED AS:

    Funded Debt + Discounted Present Value of the Future Lease Payment Stream

              EBITDAL (Net Income + Interest Expense* + Tax Charges
      + Depreciation/Amortization +/- Extraordinary Losses/Gains - Interest
                          Income) + Rent/Lease Expenses

               MINIMUM FIXED CHARGE COVERAGE RATIO IS DEFINED AS:

                                     EBITDAL

          Interest Expense* + PPLTD + Rent/Lease Expenses + Maintenance
                    Capital Expenditures + Taxes Paid in Cash

*Interest Expense excludes any accrued but unpaid interest on Subordinated Debt

"PPLTD" is defined as actual principal payments on Subordinated Debt, Funded Debt and any other permitted Indebtedness; but excluding any principal payments on the Revolving Credit Loan and also excluding all principal payments made by Borrower on the International Secured Note.

"FUNDED DEBT" is defined as any Indebtedness of the Borrower for borrowed money, including without limitation the Loans and any and all bonds, capital leases, notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, and all obligation upon which interest charges are customarily paid, having a scheduled maturity date beyond the expiration of Borrower's then current fiscal year, excluding Subordinated Debt.

"MAINTENANCE CAPITAL EXPENDITURES" is defined as amounts expended for maintenance, repair or replacement of equipment, machinery, fixed assets, real property or improvements, and for purposes of calculating the Minimum Fixed Charge Coverage Ratio is assumed to be $1,000,000 for any rolling four quarter period.

"FUTURE LEASE PAYMENT STREAM" is defined as the sum of all payments due under all operating leases of Borrower (excluding operating leases for the "occupancy" of leased premises) over the period(s) remaining to the maturity of those leases.

"DISCOUNTED PRESENT VALUE" is defined as the Future Lease Payment Stream discounted at the rate of 7.5% per annum.

"SUBORDINATED DEBT" shall mean Indebtedness and other liabilities of Borrower which have been subordinated by written agreement to Indebtedness owed by Borrower to Bank in form and substance acceptable to Bank.

SECTION 11. EVENTS OF DEFAULT

         11.1 Events of Default. The occurrence of any of the following events shall be an "EVENT OF DEFAULT" hereunder:

                  (a) The Borrower shall default in the due and punctual payment of principal of any of the Loans or in the payment of interest on any of the Loans or in the payment of any other amount due under any Loan Document, which shall not be paid or otherwise cured within ten (10) days thereof; or

                  (b) Any representation, warranty or statement made herein or in any other Loan Document, or in any certificate or statement furnished pursuant to or in connection herewith or therewith, shall prove to be incorrect, misleading or incomplete in any material respect on the date as of which made or deemed made; or

                  (c) The Borrower or any of its subsidiaries shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Sections 8, 9 and 10 hereof, provided, however, with respect to a default under Sections 8 or 9, the Borrower and its Subsidiaries shall have ten (10) days from receipt of notice of default from Bank to cure such default; or

                  (d) The Borrower or Core Composites shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement or any other Loan Document (other than those referred to in paragraphs (a) through (c) above) and such default shall continue unremedied for a period of thirty (30) days after the occurrence of such default; or (e) Any obligation of the Borrower or Core Composites in respect of any Indebtedness (other than the Notes and any other Indebtedness owing to the Bank), which involves an aggregate amount in excess of $100,000 shall be declared to be or shall become due and payable and shall not be paid or otherwise cured within ten (10) days thereof; or

                  (f) Any obligation of the Borrower or Core Composites in respect of any Indebtedness (other than the Notes) owing to the Bank shall be or shall become due and payable and shall not be paid within ten (10) days thereof or otherwise cured; or

                  (g) The Borrower or Core Composites shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any action for the purpose of effecting any of the foregoing; or

                  (h) A proceeding or case shall be commenced, without the application or consent of the Borrower in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Borrower shall be entered in an involuntary case under the Bankruptcy Code; or

                  (i) A judgment or judgments for the payment of money in excess of $100,000 (net of insurance proceeds) in the aggregate shall be rendered against the Borrower or Core Composites and any such judgment or judgments shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.

         11.2 Remedies Upon an Event of Default. If any Event of Default shall have occurred and be continuing the Bank may by notice (a) terminate its commitment to make further Advances under the Loans and/or (b) declare the principal amount then outstanding of, and the accrued interest on, the Loans and commitment fees and all other amounts payable hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without further notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of an Event of Default as referred to in clauses (g) and (h) of Section 11.1, the commitment to make further advances under the Loans shall be automatically terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and commitment fees and all other amounts payable hereunder and under the Notes shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

SECTION 12. GENERAL.

         12.1 Amendments, etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         12.2 Notices, etc. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission or by telex, answer back received, or on the first Banking Day after delivery to any overnight delivery service, freight pre-paid, or the date of the execution of the return receipt if sent by pre-paid certified or registered mail, and addressed to such party at its address indicated below; or at any other address specified by such party in writing.

         (a)      If to Bank:          KeyBank National Association
                                       88 East Broad Street, 2nd Floor
                                       Columbus, Ohio 43215
                                       Attention:  Roger D. Campbell, Senior
                                       Vice President
                                       Facsimile No.: (614) 460-3469

                  With a copy to:      Thompson Hine LLP
                                       10 West Broad Street, 7th Floor
                                       Columbus, Ohio 43215
                                       Attention:  Boyd Moehring, Esq.
                                       Facsimile No.: (614) 469-3361

                  If to the Borrower:  Core Molding Technologies, Inc.
                                       800 Manor Park Drive
                                       Columbus, Ohio 43228
                                       Attention: Herman F. Dick, Jr.
                                       Facsimile No.: (614) 870-5051

                  With a copy to:      Squire, Sanders & Dempsey L.L.P.
                                       1300 Huntington Center
                                       41 South High Street
                                       Columbus, Ohio  43215
                                       Attention:  Kim L. Swanson, Esq.
                                       Facsimile No.: (614) 365-2499

         12.3 No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder, under the Notes or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder, under the Notes or under any of the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         12.4     Right of Set-off.

                  (a) Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or Core Composites against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes, irrespective of whether or not the Bank shall have made any demand hereunder.

                  (b) The Bank agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 12.4 are in addition to other rights and remedies.

         12.5 Indemnification. The Borrower and Core Composites agree to indemnify the Bank and its respective officers and directors and hold the Bank and its respective officers and directors harmless from and against any and all liabilities, losses, damages, reasonable costs and expenses of any kind

(including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding initiated by a third party, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank, relating to or arising out of this Agreement or, any other Loan Document, or the existence of any Hazardous Substance on, in, or under any of Borrower's, or any of Core Composites', properties, or any violation of any applicable Environmental Laws for which the Borrower or Core Composites has any liability or which occurs upon any of Borrower's, or any of Core Composites', properties, or the imposition of any Lien under any Environmental Laws, provided that the Bank shall not have the right to be indemnified hereunder for its own bad faith, gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The agreements and this Section 12.5 shall survive the repayment of the Notes and all other amounts payable under this Agreement and the other Loan Documents and for a period of two (2) years after the Loans have been repaid in full.

         12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Borrower may not assign its rights or obligations hereunder or under the Notes without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed.

         12.7 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         12.9 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Bank at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Bank, may be reproduced by the Bank by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Bank may destroy any original document so reproduced. Borrower agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Bank in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         12.10 Survival. All warranties, representations, and covenants made by the Borrower and its Subsidiaries herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loans regardless of any investigation made by the Bank or on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Borrower.

         12.11 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         12.12 Time is of the Essence. Time is of the essence relating to this Agreement and with respect to all obligations to be performed under this Agreement, but delay in the exercise by the Bank of its rights hereunder shall not be deemed a waiver of such right by the Bank.

         12.13 Captions. The captions at the beginning of the sections and subsections of this Agreement are not part of the context of this Agreement, but are only labels to assist in locating those sections and subsections, and shall be ignored in construing this Agreement.

         12.14 No Third Party Benefit. This Agreement is intended for the exclusive benefit of the parties and their respective heirs, successors and assigns. Nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

         12.15 Complete Agreement. This Agreement, along with the Loan Documents, contains the entire agreement among the parties and supersedes any prior discussions, negotiations, representations, or agreements among them respecting the subject matter.

         12.16 Consent to Jurisdiction and Waiver of Objection to Venue. The Borrower agrees that any legal action or proceeding with respect to this Agreement or the Notes or the other Loan Documents or the transactions contemplated hereby may be brought in the Court of Common Pleas of Franklin County, Ohio, or in the United States District Court for the Southern District of Ohio, Eastern Division, and the Borrower hereby irrevocably submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to their person, property and revenues and irrevocably consent to service of process in any such action or proceeding by the mailing thereof by U.S. mail to the Borrower at the Borrower's address set forth in Section 12.2 hereof.

         The Borrower hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts, and unconditionally waives and agrees not to plead or claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum, provided, that this provision shall not preclude Borrower from seeking to consolidate actions brought against it. Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against the Borrower or to obtain execution on any judgment in any other jurisdiction or in any other manner permitted by law.

         12.17 WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE PARTIES, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AGREEMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AGREEMENT OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

                         [Signatures on Following Page]

         The parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

KEYBANK NATIONAL ASSOCIATION

By: /s/ Roger D. Campbell
   ------------------------------------
Roger D. Campbell, Senior Vice President

CORE MOLDING TECHNOLGIES, INC.

By: /s/ Herman F. Dick, Jr.
   ------------------------------------
Herman F. Dick, Jr., Chief Financial Officer

                         [Loan Agreement Signature Page]

                                   APPENDIX A

                                   DEFINITIONS

                  "ADVANCE" shall mean any loan, advance of funds, or extension of credit under either of the Notes.

                  "AFFILIATE" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.

                  "BANKING DAY" shall mean any day, excluding Saturday and Sunday and excluding any other day which in the State of Ohio is a legal holiday or a day on which banking institutions are authorized by law to close.

                  "BORROWING NOTICE" shall have the meaning set forth in
Section 3.1(b).

                  "CLOSING DATE" shall mean the first date on which the conditions set forth in Section 6 have been satisfied and the Loans are to be made hereunder.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

                  "COLLATERAL" shall have the meaning given that term in the Security Agreement.

                  "CONTRACTUAL OBLIGATION" shall mean, as to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "COVENANT COMPLIANCE CERTIFICATE" shall mean a certificate in the form attached as Exhibit F, executed by a Responsible Officer.

                  "CORE COMPOSITES" shall mean Core Composites Corporation, a Delaware corporation and wholly owned Subsidiary of Borrower.

                  "DEFAULT" shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws, and all regulations, notices or demand letters issued, promulgated or entered thereunder, relating to pollution or protection of the environment and to occupational health and safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or Hazardous Substances.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

                  "EVENT OF DEFAULT" shall have the meaning set forth in Section 11.

                  "EXISTING REVOLVING CREDIT LOAN" shall have the meaning set forth in the first whereas clause.

                  "EXISTING REVOLVING LOAN AGREEMENT" shall have the meaning set forth in the first whereas clause.

                  "GAAP" shall mean generally accepted accounting principals, consistently applied.

                  "GOVERNMENTAL APPROVAL" shall mean all authorizations, consents, approvals, licenses, and exemptions from, registrations and filings, with, and reports to, all Governmental Authorities.

                  "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any state or political subdivision thereof and any entity, body, or authority exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

                  "GUARANTY" shall mean the Guaranty from Core Composites to the Bank in the form of Exhibit H attached hereto.

                  "HAZARDOUS SUBSTANCES" shall mean all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances, PCBs, pesticides, herbicides and any other kind and/or type of pollutants, or contaminates and/or any other similar substances or materials which, because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, are included under or regulated by any Environmental Laws.

                  "INDEBTEDNESS" of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money (excluding current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that are treated as capitalized leases in accordance with GAAP, (c) all obligations of such Person in respect of bankers acceptances issued or created for the account of such Person, and all reimbursement obligations (contingent or otherwise) of such Person in respect of any letters of credit issued for the account of such Person to the extent not secured by cash and without duplication of any underlying Indebtedness, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) without duplication, all guarantees of any Indebtedness and (f) all obligations of such Person in respect of any balance deferred and unpaid of the purchase price of any property (excluding any such balance that constitutes a current trade liability incurred in the ordinary course of business and payable in accordance with customary practices) if and to the extent the balance would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

                  "INTEREST RATE AGREEMENT" shall have the meaning set forth in
Section 3.8.

                  "INTERNATIONAL" shall mean International Truck & Engine Corporation (f/k/a Navistar Corporation).

                  "INTERNATIONAL SECURED NOTE" shall mean that certain Secured Promissory Note dated December 31, 1996, as amended to date, from Borrower as "payee" to International as "maker."

                  "LETTER OF CREDIT" shall have the meaning set forth in the first whereas clause.

                  "LIEN" shall mean any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease that is capitalized in accordance with GAAP, and the filing of a financing statement under the UCC or comparable law of any jurisdiction), together with any renewal or extension thereof.

                  "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Revolving Credit Note, the $9,000,000 Term Note, the Security Agreement, the Mortgages, the Guaranty, UCC-1 Financing Statements and all other agreements and instruments that are from time to time executed in connection with this Agreement, as each of such agreements and instruments may be amended, modified or supplemented from time to time.

                  "LOANS" shall mean, collectively, the Revolving Credit Loan and the $9,000,000 Term Loan.

                  "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower, or any Affiliate of any Borrower taken as a whole, (b) the ability of Borrower to perform its obligations under this Agreement, the Notes or any of the other Loan Documents or (c) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents hereunder or thereunder.

                  "MATURITY DATES" shall have the meaning set forth in the Revolving Credit Note and the $9,000,000 Term Note, respectively.

                  "MEXICAN SUBSIDIARIES" shall have the meaning set forth in
Section 7.8.

                  "MORTGAGES" shall mean, collectively, the Ohio Mortgage and the South Carolina Mortgage.

                  "NOTES" shall mean, collectively, the Revolving Credit Note and the $9,000,000 Term Note.

                  "OBLIGATIONS" shall mean all obligations of Borrower to the Bank of every kind and nature whether such obligations are now existing or hereafter incurred or created, joint or several, direct or indirect, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise, including, without limitation (a) all principal of and interest on any Advance to Borrower under the Notes; (b) all other amounts (including, without limitation, any fees or expenses) payable by Borrower under the Loan Documents; and (c) any renewals, refinancings or extensions of any of the foregoing.

                  "OHIO MORTGAGE" shall have the meaning set forth in Section
5.2.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "PERMITTED LIENS" shall have the meaning set forth in Section 9.4.

                  "PERSON" shall mean and include any individual, partnership, corporation, business trust, firm, trust, limited liability company, unincorporated association or organization, joint venture or other enterprise or any governmental or political subdivision, agency, development or instrumentality thereof.

                  "PLAN" means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (a) maintained by Borrower for employees of Borrower or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                  "RESPONSIBLE OFFICER" shall mean Herman J. Dick, Jr.

                  "REVOLVING CREDIT LOAN" shall have the meaning set forth in
Section  3.1(a).

                  "REVOLVING CREDIT NOTE" shall have the meaning set forth in
Section 3.1(a).

                  "SECURITY AGREEMENT" shall have the meaning set forth in
Section 5.1.

                  "SECURITY DOCUMENTS" shall mean the Security Agreement, the Mortgages and any related UCC financing statements.

                  "SOUTH CAROLINA MORTGAGE" shall have the meaning set forth in
Section 5.3.

                  "SUBSIDIARY" shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Persons.

                  "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Ohio; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, or effect of perfection or non-perfection.

                  "$9,000,000 TERM LOAN" shall have the meaning set forth in Section 3.2(a).

                  "$9,000,000 TERM NOTE" shall have the meaning set forth in Section 3.2(a).